EXHIBIT 99.3

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

Statements contained in this script that are not purely historical, including expected January 2007 sales, earnings guidance, estimated restructuring and other charges and the company’s strategic priorities and capital allocation strategy, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, changes in estimates for restructuring and other charges, levels of gasoline profitability, levels of customer demand, economic and weather conditions, state and local regulation in the Company’s markets, competitive conditions, success in settling lease obligations for closed clubs and credit and debit card claims, and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 28, 2006. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if our estimates change.

Script for Conference Call to be held on January 4, 2007 at 8:30 a.m. Eastern Time

BJ’s Wholesale Club, Inc.

Cathy Maloney Good morning everyone and thank you for joining us to discuss this morning’s announcements. With me are Herb Zarkin, BJ’s chairman and interim CEO, and Frank Forward, chief financial officer.

Before we begin, let me remind you that the information presented and discussed today includes forward-looking statements which are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from these forward-looking statements. The risks and uncertainties related to such statements are detailed in our fiscal 2005 annual report on Form 10-K and subsequent quarterly reports on Form 10-Q for fiscal 2006. While the Company may elect to update its forward-looking statements, the Company specifically disclaims any obligation to do so, even if the Company’s estimates change.

And now I’ll turn the call over to Frank Forward

Frank Forward Good morning. I’d like to begin with a brief review of our December sales results before I discuss the restructuring actions and earnings guidance announced this morning.

Sales for December 2006 increased by 5.0% to $1.014 billion from $966 million in December 2005. On a comparable club basis, sales increased by 0.6% for the month of December, including a contribution from sales of gasoline of approximately 100 basis points. Last year, the Company reported a comparable club sales increase of 1.4% for December, including a contribution from sales of gasoline of 40 basis points.

On a comp club basis, sales were strongest in Upstate New York and Metro New York and softest in the Southeast region. Sales were strongest in weeks four and five. Excluding sales of gasoline, traffic decreased by approximately 1% and the average transaction amount was approximately flat to last year.

Comp sales of food increased by approximately 2% and general merchandise sales decreased by approximately 3%. Merchandise categories with the strongest sales increases compared to last year included Christmas, electronics, paper products, produce, small appliances, soda & water, storage, video games and plastic bags and wraps. Weaker categories versus last year included apparel, frozen foods, furniture, giftware, jewelry, prerecorded video, snow removal, tires, toys and watches.

For the month of January, we expect comparable club sales to increase by 1 to 3%, including a positive impact from sales of gasoline of approximately 1%. For the quarter, we now expect that lower-than-planned sales and margins will have a negative impact on earnings of approximately $.18-$.20 per diluted share.

This morning we announced our intention to close our two ProFoods Restaurant Supply locations as well as our 46 in-club pharmacies. In connection with these closings, we plan to establish a reserve for certain closing-related expenses during the fourth quarter of 2006. Our estimate for the amount of the reserve is $20 to $22 million post-tax, or $.30 to $.33 per diluted share, of which $7 to $9 million dollars will be cash expenditures.

We also expect to record severance expense and asset impairment charges during the fourth quarter and to further increase our reserve for claims by various credit card issuing banks. Our estimate for the amount of those charges is in the range of $8 to $10 million post-tax, or $.12 to $.15 per diluted share, of which approximately $3 to $4 million will be cash expenditures.

Based on lower-than-planned sales and margins, the establishment of a reserve for closing-related expenses, severance expense and asset impairment charges, we have lowered our earnings guidance for the fourth quarter to $.17 to $.25 per diluted share. Our previous guidance for the fourth quarter of 2006, issued on November 14, 2006, was for $.83 to $.87 per diluted share.

Our revised guidance for the full fiscal year ending February 3, 2007 is now in the range of $1.07 to $1.15 per diluted share. This guidance includes approximately $.08 post-tax of operating loss related to the two ProFoods Restaurant Supply locations.

While we still have some work to do on our plan, we are providing preliminary earnings guidance for the year ending February 2, 2008 of $1.60 to $1.70 per diluted share. This assumes an annual comparable club sales increase of 2% to 3%, including a contribution from sales of gasoline of 0% to 1%.

We plan to announce our results for the fourth quarter on Wednesday, March 7. At that time, I will provide more detail on our results for 2006 and our outlook for 2007

Now I’ll turn the call over to Herb Zarkin.

Herb Zarkin Thank you, Frank.

When I assumed the role of interim CEO in late November, I had a good sense of the issues that needed to be addressed in order to strengthen our business. The December sales results that we reported this morning are further evidence that significant changes are needed to accomplish this. Recognizing that we are operating in a dynamic and competitive marketplace, we believe very strongly that we must renew our focus on BJ’s core business, which is to deliver high quality merchandise at outstanding values. This conviction has driven a number of the actions we will talk about this morning.

First, I’d like to review some important management changes in BJ’s senior leadership team. I am pleased to announce that Frank has agreed to extend his tenure as BJ’s executive vice president and chief financial officer for another three years. I have known Frank since he joined BJ’s in the mid 1980s and I continue to rely on his judgment and experience.

I am also very pleased to welcome Laura Sen as executive vice president of merchandising and logistics. Laura served in this role from 1997 to 2003 and played a key part in growing BJ’s from its early stage development in the mid-1980s to a Fortune 500 Company. Laura succeeds Paul Bass who will retire from the Company in February after 15 years of service.

Next, I’m happy to announce that Ed Gillooly is returning to BJ’s as senior vice president of marketing and membership, a position he held for eleven years prior to his retirement in 2002. During his previous tenure BJ’s grew from 25 to 140 clubs and membership grew from less than 2 million to more than 8 million. I am excited about reuniting a management team that worked so well together during BJ’s most productive and profitable years. Together with executive vice president Ed Giles, who has been part of BJ’s operations for 14 years, and our senior executives in logistics, information technology, real estate and human resources, we have a management team with a deep understanding of the wholesale club model and a proven record of success with BJ’s.

Since November, I have been visiting clubs, talking to club managers and members, and working with senior management to develop a plan of action. I’d like to share some of the elements of that plan with you today and talk about what I see as priorities for BJ’s in the near term.

To begin with, we need to focus on the basics of our core business. We are in a business which requires that every dollar invested, whether it be in marketing, sales payroll, real estate or information technology, has to show a return on investment. This principle applies to every aspect of our business including our merchandise assortment. Because we carry a limited number of SKUs, each one has to “earn” its shelf space.

So our first priority is to ensure that we have the right merchandise at the right price with the right presentation. Today we offer approximately 7,800 SKUs. I see opportunities to bring that number down, particularly in certain departments that are over assorted. Let me give you an example of what I mean by over assorted. This past season, we carried 9 patterns of men’s lounging pajamas in 4 sizes ranging from small to extra large. You can imagine how difficult it can be for a member to find a certain pattern in a certain size. When the top 2 patterns probably account for 80 to 90% of the sales, it doesn’t make sense to take up valuable sales space with slow-turning merchandise. There are also opportunities for SKU rationalization in private brands. In cases where 2 or 3 national brands own more than 90% of the market share it doesn’t make sense for us to offer another brand, whether it’s our label or someone else’s. We would be better off using the space to fill out another department.

The next area is pricing. Our own surveys as well as independent pricing studies show that we continue to offer a tremendous value against supermarkets. Our members save as much as 40% on a basket of like items. But we do need to sharpen our pricing on the items that overlap with our wholesale club competition. Though we don’t always need to have the lowest price in the wholesale club industry, we do need to be competitive, so we plan to make some price adjustments. Another pricing issue that we want to address is an over reliance on couponing to drive sales. The unintended consequence of this strategy was that we created a high/low pricing structure that confused our members. So going forward, we plan to reduce the amount of coupons from recent levels and focus on having great prices on the highest quality merchandise at all times.

We also plan to make some improvements in our merchandise presentation. More pre-selecting on our part will certainly help us to improve the clarity of offering and to simplify replenishment. But another way that we can improve presentation is to make sure that our end-caps reflect what’s in the aisles. We haven’t always been consistent in this area. I believe that we can also use our end-caps more effectively to showcase “Wow” items. This is especially true in non-food items. We have to seek out those fun, new, exciting items that make the treasure hunt real.

And we have to present them in such a way that our members recognize them as discovered treasures. Sometimes we pile the merchandise so high that we literally bury the treasure.

Now let me talk about marketing. Our investments to-date in this area have not been as effective in driving membership and sales as we had hoped. Under the leadership of Ed Gillooly, our marketing team, with help from Member Insight, will be more focused on member acquisition and retention and less focused on mass media brand building and coupon marketing. Potential areas for marketing investment include corporate outreach through a direct sales force, internet sales and programs that increase membership conversion and retention rates. Membership retention is especially important for first year members because after the second renewal, members are much more likely to renew every year.

And finally, I’d like to address a topic that comes up in every investor conference call, and that is BJ’s capital allocation strategy. While we still have work to do on next year’s budget, I can tell you that we plan to be very selective in our real estate expansion, opening only 9 or 10 clubs next year – all within existing markets. I can also tell you that we have no intention of reducing our investments in safety, and I don’t foresee any reduction in spending on information systems or logistics. However, there may be other areas of opportunity for savings and I would expect that when we talk again in a formal way on March 7, our budgets will be fleshed out and we’ll be able to talk about our capital spending in much more detail.

With regard to share repurchases, we have been pretty consistent in our buy back activity. Historically we have purchased shares at a level of about $100 million a year. I see no reason at this time for any change in that trend.

And with that, we’ll open up the call for some questions.